SECOND SPECIAL PER OCCURRENCE EXCESS OF LOSS
                              REINSURANCE AGREEMENT
                    (hereinafter referred to as "Agreement")

                      made and entered into by and between

       MBIA Insurance Corporation, Armonk, New York; and/or MBIA Assurance S. A., Paris, France; and/or any other insurance or reinsurance company subsidiaries of MBIA Inc. listed in Exhibit No. 1 attached to this Agreement (hereinafter referred to as the "Company"), and

                               AXA RE FINANCE S.A.

                  (hereinafter referred to as the "Reinsurer").

In consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

                                   ARTICLE 1

ACQUISITION

In the event that, following the execution of this Agreement, the Company notifies the Reinsurer of a proposed acquisition by the Company of an insurance company (a "Target") and provides the Reinsurer with such due diligence information as the Reinsurer may reasonably request with respect to such Target (including without limitation information relating to the effect on this Agreement of the inclusion of the Target as a reinsured hereunder) (the "Information"), the Reinsurer shall use its best efforts to provide, within 30 days following receipt of the Information, a written notice to the Company which notice shall state whether or not the Reinsurer will consent to the inclusion of such Target as a reinsured hereunder upon consummation of the acquisition of such Target by the Company. If the Reinsurer consents to the inclusion of a Target as a reinsured hereunder, such Target shall be included in the term "Company" from and after the date on which the Company's acquisition of the Target is consummated, and the Company shall prepare and deliver to the Reinsurer an addendum to this Agreement that revises Exhibit #1 to include the name of such Target thereon. The 30-day period referred to above shall not commence until all of the Information reasonably requested by the Reinsurer has been received by the Reinsurer.


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                                   ARTICLE 2

COMMENCEMENT AND TERMINATION

Covering Incurred Losses from 12:01 a.m. Standard Time, September 1, 1998 (the "Effective Date") through 12:01 a.m., Standard Time, September 1, 2004 (the "Termination Date"). "Standard Time" shall mean the time as described in the Policies. This Agreement shall not terminate until all of the obligations by both parties to the Agreement have been fulfilled.

                                   ARTICLE 3

BUSINESS AND TERRITORY COVERED

This Agreement shall cover all Policies attaching on or after the Effective Date that:

(A) provide insurance against financial loss by reason of nonpayment of regularly scheduled principal and interest obligations arising under Issues sold by Issuers domiciled anywhere in the world provided the debt instruments or any other monetary obligations are denominated or payable in the currency of (i) an Organization of Economic Cooperation and Development ("OECD") country or (ii) such other country whose sovereign rating is investment grade; provided, however, with respect to (ii) above, that any such debt instrument or other monetary obligation that is denominated in a currency other than the Issuer's domestic currency shall either be (x) investment grade or (y) the Company shall have entered into a currency swap with respect to such instrument or obligation that (I) eliminates all exchange risk thereunder or (II) exchanges the currency risk thereunder for the risk of an OECD currency that enables the transaction to be of investment grade quality, and

(B) are classified by the Company as corporate utility debt guarantee insurance, debt service reserve fund surety bonds, investment grade asset-backed securities guarantee insurance, investment grade corporate debt guarantee insurance, investment grade structured finance guarantee insurance, municipal bond guarantee insurance, or municipal note guarantee insurance.

The liability of the Reinsurer shall be subject in all respects to all the general and specific stipulations, clauses, waivers, extensions, modifications and endorsements of any of the Policies of the Company's liability, subject to the exclusions set forth in the Exclusions Article and the other terms and conditions of this Agreement as set forth herein.


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                                   ARTICLE 4

EXCLUSIONS

The following general exclusions shall apply in respect of all business ceded to the Reinsurer under this Agreement:

A. Assumed reinsurance. However, not to exclude intercompany reinsurance with other subsidiaries of MBIA Inc. and/or business structured as reinsurance which would otherwise be written as insurance; this exception does not require the Company to cede business covered hereunder that has already been ceded to another applicable reinsurance cover.

B. Business written by the Company not described in the Business and Territory Article.

C. All liability of the Company arising by agreement, operation of law, or otherwise from its participation or membership, whether voluntary or involuntary, in any Insolvency Fund. "Insolvency Fund" includes any Guaranty Fund, Insolvency Fund, Plan, Pool, Association, Fund, or other arrangement, howsoever denominated, established or governed, which provides for any assessment of, or payment, or assumption by the Company of part of any claim, debt, charge, fee, or other obligation of an insurer, or its successors, or assigns which has been declared by any competent authority to be insolvent or which otherwise is deemed unable to meet any claim, debt, charge, fee, or other obligation in whole or in part.

                                   ARTICLE 5

REINSURANCE CLAUSE

The Reinsurer shall pay up to $50,000,000 Ultimate Net Loss excess of the sum of $60,000,000 Ultimate Net Loss each and every Occurrence, plus the remaining limit under the Company's First Special Excess of Loss Program at the time that a Loss is Incurred (it being understood and agreed that the First Special Excess of Loss Program shall have an aggregate limit of $50,000,000). The Reinsurer shall pay the Company as Ultimate Net Loss recoverable hereunder is Incurred. The aggregate limit of this Agreement shall never exceed $50,000,000 over the term of this Agreement.

                                   ARTICLE 6

DEFINITIONS

A. "Allocated Loss Adjustment Expenses" as used in this Agreement means all court costs, interest upon judgments, and mitigation, investigation, adjustment, and legal expenses chargeable to: (i) the mitigation, investigation, negotiation, settlement of or defense against a Loss, (ii) loss prevention, mitigation or investigation in respect of Policies as to which the Company has posted a loss reserve, (iii) the investigation and workout of a potential Loss,


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     or (iv) the  protection,  perfection  and  exercise of any  subrogation  or salvage or reimbursement rights or security interests with respect to a Policy. Allocated Loss Adjustment Expenses shall exclude all office expenses and salaries of officials and employees of the Company.

B. "Incurred" as used in this Agreement in respect of a Loss means the date and time of Loss recorded on the books and records of the Company with respect to the estimated amount of default of the Issuer's obligation to pay principal or interest pursuant to the terms of a bond, note, or other instrument insured by a Policy.

C. "Issue" as used in this Agreement means all obligations of one Issuer sold simultaneously, secured by a single revenue source (with essentially the same structure) or, in the case of structured finance or asset-backed securities, secured by a common pool of assets and, in either case, covered by a Policy. The Company shall be the sole judge of what constitutes one Issue.

D. "Issuer" as used in this Agreement means, with respect to an Issue, the entity issuing the bonds, notes, or other instruments comprising the Issue. The Company shall be the sole judge of what constitutes one Issuer.

E. "Loss" as used in this Agreement means the actual or, in the Company's best judgment, anticipated amounts of principal and interest for which the Company is liable with respect to all claims under all Policies.

F. "Occurrence" as used in this Agreement means an actual or, in the Company's best judgment, anticipated default by an individual Issuer.

G. "Ultimate Net Loss" as used herein shall mean the Company's initial estimate of the sum of Loss and Loss Adjustment Expense Incurred by the Company less inuring reinsurance, if any, less any salvage or subrogation as appearing on the Company's books at the time of all interim and/or final adjustment to the Ultimate Net Loss hereunder.

     For the purposes of determining Ultimate Net Loss and the amount of reinsurance recoverable hereunder prior to the final maturity of any Issue, the Company's actual estimate Loss and Loss Adjustment Expense shall be used.

     The following shall apply with respect to Ultimate Net Loss herein:

     I. Nothing in this Definition shall be construed as meaning the Reinsurer shall not pay the amount of reinsurance recoverable hereunder until the actual Ultimate Net Loss has been determined.

     II. The Company shall make quarterly adjustments to the estimates of Ultimate Net Loss beginning in the third quarter of 1998. The final adjustment to any of Ultimate Net Loss hereunder shall be made seven years after the Company sets its initial Ultimate Net Loss estimate for each Occurrence hereunder (or by mutual agreement at some


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          other  time).  Such final  calculation  of Ultimate  Net Loss shall be based upon the Company's estimate of Ultimate Net Loss as entered on the Company's books at that time.

     III. At each adjustment of Ultimate Net Loss, the amount of reinsurance recoverable hereunder shall be recalculated based on such calculation of Ultimate Net Loss. All amounts due the Company shall be payable in accordance with the Accounts, Reports and Payments and the Retention and Limits Articles hereunder.

                                   ARTICLE 7

PREMIUM

The Company shall pay to the Reinsurer a flat premium equal to $1,500,000, payable no later than 90 days after binding coverage with the Reinsurer. In the event that the final amount of reinsurance recoverable under this Agreement is $0 and if the Agreement is terminated on a cut-off basis, the Reinsurer agrees to pay the Company a bonus equal to 50% of the Premium hereunder (i.e., $750,000 being 50% of $1,500,000). If such a bonus is due the Company, the Reinsurer shall pay the Company such amount as soon as practicable after termination of the Agreement, but no later than 90 days after the Agreement's termination.

                                   ARTICLE 8

ACCOUNTS, REPORTS AND PAYMENTS

A. The Company shall furnish to the Reinsurer quarterly accounts of business ceded hereunder within 25 days after the close of each calendar year quarter, showing: the sums of Loss, Loss Adjustment Expense, salvage and subrogation, and Ultimate Net Loss hereunder on paid and Incurred bases, as well as adjustments to the amount of reinsurance recoverable hereunder.

     The amount of reinsurance recoverable hereunder shall be calculated by taking the Ultimate Net Loss and deducting $60,000,000 of Ultimate Net Loss each and every Occurrence as well as the remaining limit under the Company's First Special Excess of Loss Program at the time such Occurrence is Incurred, but shall never exceed an aggregate limit of $50,000,000.

     To the extent that the amount of reinsurance recoverable hereunder increases, the Reinsurer shall owe the Company such increase in the amount of reinsurance recoverable hereunder over that recoverable under the prior account; to the extent that the Company's amount of reinsurance recoverable hereunder decreases, the Company shall owe the Reinsurer such decrease in amount of reinsurance recoverable hereunder below that recoverable under the prior account.


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     Such net balance shown shall be payable by the debtor party at the time the account is rendered, if the Company is the debtor party, and within 10 days of the Reinsurer's receipt of the account, if the Reinsurer is the debtor party.

B. On a quarterly basis, the Company shall provide the Reinsurer with a listing of all Occurrences with Incurred Ultimate Net Loss in excess of $25,000,000.

C. Annually, the Company shall provide the Reinsurer with the following additional information: the top 50 Issuers per bond type (including their Standard & Poor's, Moody's and MBIA ratings, their risk type, the gross and net par, and gross and net debt service), and any relevant information on any Issuers that MBIA puts on its so-called "watch-list."

                                   ARTICLE 9

CLAIMS AND LOSSES

(1) The Company shall have complete and sole control of and direction of all efforts to: (i) mitigate, investigate, negotiate, settle or defend a Loss,
     (ii) prevent, mitigate, or investigate a probable Loss under Policies as to which the Company has posted a loss reserve, (iii) investigate and work out a potential Loss, and (iv) to protect, perfect and exercise any subrogation, salvage or reimbursement rights or security interests with respect to any Policy, and may take any action as it may deem advisable with respect thereto. All Loss settlements by the Company, all salvage and subrogation settlements, and all settlements with an Issuer (or with an underlying obligor of that Issuer), shall be final, conclusive and unconditionally binding upon the Reinsurer.

(2) The Reinsurer shall pay to the Company the Reinsurer's Proportionate Share of any loss within one business day following receipt of notice from the Company that the Company has made payment of the Loss. The Reinsurer shall effect payment by wire transfer of federal funds to the party designated by the Company in the notice. Details of the Loss will be provided to the Reinsurer by the Company promptly by mail, or by such other means as requested by the Reinsurer.

(3) The Reinsurer shall pay to the Company the Reinsurer's Proportionate Share of any Allocated Loss Adjustment Expenses paid by the Company at the times and in the manner specified in the Accounts, Reports and Payments Article.

                                   ARTICLE 10

NET RETAINED LINES

(1) This Agreement applies only to that portion of any insurance or reinsurance which the Company retains net for its own account and in calculating the amount of any loss


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     hereunder  and also in  computing  the amount or amounts in excess of which this Agreement attaches, only loss or losses in respect of that portion of any insurance or reinsurance which the Company retains net for its own account shall be included.

(2) The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurers, whether specific or general, any amounts which may become due from them, whether such inability arises from the insolvency of such other reinsurers or otherwise.

(3) Reinsurances or pooling agreements effected or entered into by the Company with any of its affiliated companies under common management or common ownership which reduce the individual retained line of the Company shall be disregarded for the purposes of this Agreement.

                                   ARTICLE 11

SALVAGE AND SUBROGATION

(1) The Company shall pay the Reinsurer the Reinsurer's Proportionate Share of any Recovery in respect of any Loss covered by the Reinsurer under this Agreement at the times and in the manner specified in the Accounts, Reports and Payments Article.

(2) "Recovery", as used in this Agreement means any amount received by the Company in respect of any Loss covered by the Reinsurer under this Agreement whether by subrogation, salvage, or reimbursement from the Issuer (or from an underlying obligor of that Issuer).

                                   ARTICLE 12

REINSURANCE FOLLOWS ORIGINAL POLICIES

This Agreement shall be construed as an honorable undertaking between the parties hereto and shall not be defeated by technical legal construction, it being the intention of this Agreement that the fortunes of the Reinsurer shall follow the fortunes of the Company. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third parties or any persons not parties to this Reinsurance Agreement.

                                   ARTICLE 13

REINSURANCE TAX

In consideration of the terms under which this Agreement is issued, the Company undertakes not to claim any deduction of the premium hereon when making Canadian tax returns or when


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making tax returns,  other than Income or Profits Tax  returns,  to any state or territory in the United States of America or to the District of Columbia.

                                   ARTICLE 14

FEDERAL EXCISE TAX

(This Article applies only to those reinsurers domiciled outside of the United States of America who are not exempt from the Federal Excise Tax.)

The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the percentage specified by United States law of the premium payable hereon to the extent such premium is subject to Federal Excise Tax.

In the event of any return of premium becoming due hereunder, the Reinsurer will deduct the percentage specified by United States law from the amount of the return and the Company or its agent should take steps to recover the Tax from the United States Government.

                                   ARTICLE 15

ACCESS TO RECORDS

The Reinsurer shall have the right to inspect at all reasonable times during the currency of the Agreement and thereafter, the books, records and documents of the Company with respect to its participation in the insurance or reinsurance provided by the Company.

                                   ARTICLE 16

CURRENCY

Where the word "dollars" and/or the sign "$" appear in this Agreement, they shall mean United States dollars, except in those cases where the original policy is issued by the Company in Canadian dollars, in which case they shall mean Canadian dollars.

For purposes of this Agreement, where the Company receives premiums or pays losses in currencies other than United States or Canadian currency, such premiums or losses shall be converted into United States dollars at the actual rates of exchange at which these premiums or losses are entered in the Company's books.


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                                   ARTICLE 17

SERVICE OF SUIT

(This Article shall apply only if the Reinsurer is domiciled outside of the United States of America or if the Reinsurer is not authorized in the State of New York.)

(1) In the event of the failure of the Reinsurer to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States of America. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States of America, to remove an action to a district court of the United States of America, or to seek a transfer of a case to another court as permitted by the laws of the United States of America or of any State in the United States of America. It is further agreed that service of process on the Reinsurer in such suit may be made upon Messrs. Mendes & Mount, 750 Seventh Avenue, New York, New York 10019-6829 (or other agent previously designated by the Reinsurer which designation has been previously notified to the Company), and that in any suit instituted against the Reinsurer, the Reinsurer will abide by the final decision of such court or, in the case of an appeal, the appellate court.

(2) The above-named firm is authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Company to give written undertaking to the Company that such firm will enter a general appearance upon the Reinsurer's behalf in the event such a suit shall be instituted.

(3) Further, pursuant to any statute of any state, territory or district of the United States of America which makes provision therefor, the Reinsurer hereon hereby designates the superintendent, commissioner or director of insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement, and hereby designates the above named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

                                   ARTICLE 18

ARBITRATION

(1) As a condition precedent to any right of action hereunder, any dispute arising out of or related to this Agreement shall be submitted to the decision of a board of arbitration composed of two arbitrators and an umpire, meeting in Armonk, New York, unless otherwise agreed.


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(2)  The  members  of the  board of  arbitration  shall  be  active  or  retired disinterested officials of insurance or reinsurance companies. Each party shall appoint its arbitrator, and the two arbitrators shall choose an umpire before instituting the hearing. If the respondent fails to appoint its arbitrator within four weeks after being requested to do so by the claimant, the latter shall also appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within four weeks after their nominations, the umpire shall be selected by the regional director of the American Arbitration Association in New York, New York, or the regional director's delegate.

(3) The claimant shall submit its initial brief within 20 days from appointment of the umpire. The respondent shall submit its brief within 20 days after receipt of the claimant's brief and the claimant shall submit a reply brief within 10 days after receipt of the respondent's brief.

(4) The board shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The board shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross-examination and rebuttal shall be allowed. The board shall make its decision within 60 days following the termination of the hearings unless the parties consent to an extension. The majority decision of the board shall be final and binding upon all parties to the proceeding. Judgment may be entered upon the award of the board in any court having jurisdiction thereof.

(5) If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting the one party provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers under the terms of this Agreement from several to joint.

(6) Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the umpire. The remaining costs of the arbitration proceedings shall be allocated by the board.

(7) Unless prohibited by applicable law, an arbitral award hereunder and any judgment thereon shall bear interest from the date the arbitral award was rendered at the rate equal from time to time to the rate publicly announced by Citibank, N. A., as its base rate plus 2%.

(8) The parties consent to the jurisdiction of the Supreme Court of the State of New York, County of New York, and of the United States District Court for the Southern District of New York, for all purposes in connection with such arbitration, including without limitation any application to compel arbitration or to confirm an arbitration award. The parties consent that any process or notice of motion or other application to either of said Courts, and any paper in connection with arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or panel provided a reasonable time for appearances


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is allowed.  Service upon the Company shall be directed to the Company,  in care of the Company's General Counsel. Service upon the Reinsurer shall be directed to the Reinsurer in care of its President.

                                   ARTICLE 19

INDEMNIFICATION AND ERRORS AND OMISSIONS

Any recitals in this Agreement to the terms and provisions of any original insurance or reinsurance are merely descriptive. The Reinsurer is reinsuring, to the amount herein provided, the obligations of the Company under any original insurance or reinsurance. The Company shall be the sole judge as to:

     (a) what shall constitute a claim or loss covered under any original insurance or reinsurance written by the Company;

     (b)  the Company's liability thereunder; and

     (c) the amount or amounts which it shall be proper for the Company to pay thereunder.

The Reinsurer shall be bound by the judgment of the Company as to the obligation(s) and liability(ies) of the Company under any original insurance or reinsurance.

Any inadvertent error, omission or delay in complying with the terms and conditions of this Agreement shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such error, omission or delay had not been made, provided such error, omission or delay is rectified immediately upon discovery.

                                   ARTICLE 20

INSOLVENCY

(1) In the event of the insolvency of the Company, the reinsurance provided by this Agreement shall be payable by the Reinsurer on the basis of the liability of the Company under the Policies ceded without diminution because of the insolvency of the Company or because its liquidator, receiver, conservator or statutory successor (hereinafter referred to as the "Liquidator") has failed to pay all or a portion of any claim. The Liquidator shall give written notice to the Reinsurer of the pendency of a claim against the Company under any Policy ceded to Reinsurers and covered by this Agreement within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership. During the pendency of such claim, the Reinsurer may investigate such claim and interpose at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or the Liquidator. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against


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the Company as part of the expense of  conservation or liquidation to the extent of a Proportionate Share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

(2) Where two or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense has been incurred by the Company.

(3) The reinsurance provided by this Agreement shall be payable by the Reinsurer to the Company or to the Liquidator, except (a) where the Policy specifically provides another payee of such reinsurance in the event of the insolvency of the Company, and (b) where the Reinsurer with the consent of the direct insured(s) has assumed the obligations of the Company under the Policies as the direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees.

                                   ARTICLE 21

SECURITY

(l) When a governing body of any jurisdiction in which the Company legally operates or to which it submits, requires as a condition to credit for the reinsurance provided by this Agreement that the Reinsurer post a Letter of Credit for the benefit of the Company, establish a Trust Account for the benefit of the Company or deposit funds under the control of the Company, the Reinsurer shall post and maintain such a Letter of Credit, establish such a Trust Account, or deposit such funds in the form and amount necessary to permit the Company to avoid on any statutory financial statement filed by the Company the penalty to surplus which would result from the loss of credit for the reinsurance.

(2) Notwithstanding any other provisions of this Agreement, it is agreed that any Letter of Credit provided under section (1) of this Article, shall be drawn upon and utilized by the Company or its successors in interest only for one or more of the following purposes:

     (a) to reimburse the Company for the Reinsurer's Proportionate Share of Losses and Allocated Loss Adjustment Expenses paid by the Company under this Agreement;

     (b) to reimburse the Company for the Reinsurer's Proportionate Share of Refunding Debits;

     (c) if this Agreement has been terminated pursuant to the Commencement and Termination Article, to reimburse the Company for unearned premium due to the Company;

     (d) to fund an account with the Company in an amount at least equal to the deduction allowed for the reinsurance provided by this Agreement, from the Company's liabilities for Policies ceded under the Agreement, such amount to include,

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          if  applicable,  but  not  be  limited  to,  amounts  for  contingency reserves, loss reserves for paid, reported and incurred but not reported ("IBNR") losses, allocated loss adjustment expense reserves and unearned premium reserves; or

     (e) to pay any other amounts the Company claims are due under the Agreement.

     All of the foregoing should be applied without diminution because of insolvency on the part of the Company or Reinsurer.

(3) If the Reinsurer elects to provide a Letter of Credit under section (1) of this Article, the Reinsurer shall cause the Letter of Credit to be issued, in place and effective no later than the "as of date" of the first quarterly filing prepared by the Company for the appropriate regulatory authority after the effective date of this Agreement.

                                   ARTICLE 22

CONFIDENTIALITY

The Reinsurer agrees that it will maintain the confidentiality of the all information presented as a result of this Agreement including, but not limited to the bonds, the basic agreements, the reinsurance undertaken with respect to the bonds, all underlying transactions and underlying obligations, and all certificates, reports, agreements, notices, and communications of any sort relating to any of the foregoing in its communications with third parties, except to the extent required by law, regulation, or order, and except as may be made to the Reinsurer's legal counsel, auditors, and accountants, to Standard & Poor's Corporation, Moody's Investor Services, Inc., Duff & Phelps Corporation, or any other rating agency in connection with their rating of the Reinsurer and except as may be necessary or appropriate in connection with any retrocession, subject to the receipt of a written confidentiality commitment from the proposed retrocessional reinsurer. The Reinsurer and its legal counsel, auditors, and accountants will have no obligation of confidentiality in respect or any information that may be available to the public or become available to the public through no fault of such person.

                                   ARTICLE 23

OFFSET

Each party hereto shall have, and may exercise at any time and from time to time, the right to offset balance or balances, whether on account of premiums or on account of Losses or otherwise, due from such party to the other party hereto under this Agreement or under any other reinsurance agreement heretofore or hereafter entered into by and between them, and may offset the same against any balance or balances due or to become due to the former from the latter under the same or any other reinsurance agreement between them. The party asserting the right of offset shall have and may exercise such right whether the balance(s) due or to become due to such party from the other are on account of premiums or on account of Losses or otherwise and


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


regardless of the capacity, whether as assuming reinsurer or as ceding company, in which each party acted under the agreement or, if more than one, the different agreements involved. In the event of the insolvency of a party hereto, offsets shall be allowed only in accordance with the provisions of Section 7427 of the Insurance Law of the State of New York.

                                   ARTICLE 24

GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York.

                                   ARTICLE 25

INTERMEDIARY

Guy Carpenter & Company, Inc., Two World Trade Center, New York, New York, 10048, is hereby recognized as the Intermediary by which this Agreement was negotiated and through which all communications relating hereto including, but not limited to, notices, statements, premiums, return premiums, commissions, taxes, Losses, Allocated Loss Adjustment Expenses, salvage and Loss settlements, shall be transmitted to both parties, except as may be otherwise specified in respect of a wire transfer payment of a Loss (section (2) of the Claims and Losses Article). It is understood, as regards remittances due either party hereunder, that payment by the Company to the Intermediary shall constitute payment to the Reinsurer, but payment by the Reinsurer to the Intermediary shall constitute payment to the Company only to the extent such payments are actually received by the Company.

                                   ARTICLE 26

PARTICIPATION

The Reinsurer's Percentage Share of the Interests and Liabilities set out in this Agreement is 100% of up to $50,000,000.


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IN WITNESS  WHEREOF the parties  hereto,  by their  respective  duly  authorized officers, have executed this SECOND SPECIAL PER OCCURRENCE EXCESS OF LOSS REINSURANCE AGREEMENT, in triplicate, as of the dates recorded below:

ACCEPTED:
At: Armonk, New York

this 30th day of December , 1998.

MBIA INSURANCE CORPORATION
MBIA Assurance, S. A.
and/or any other insurance or reinsurance company subsidiaries of MBIA Inc. listed in Exhibit No. 1 attached to this Agreement

/s/ Julliette S. Tehrani
------------------------------------------

and at: Funchal Madeira
this 22nd day of December , 1998.

AXA RE FINANCE S.A.

/s/ Christophe Renia
------------------------------------------
Senior Vice President                             [STAMP]

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                                 EXHIBIT NO. 1

               Insurance and/or Reinsurance Company Subsidiaries
              Included within the Definition of Company hereunder


MBIA Assurance S. A.
MBIA Insurance Corporation
MBIA Insurance Corp. of Illinois
Capital Markets Assurance Corporation

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